ARTICLES OF AMENDMENT
                                           OF THE
                                 ARTICLES OF INCORPORATION
                                             OF
                                    WASATCH FUNDS, INC.

1. The name of this Corporation is Wasatch Funds, Inc.

2. Paragraph (a) of Article IV of the Articles of Incorporation of this Corporation, as previously filed with the Utah Division of Corporations and Commercial Code on April 21, 1993, and as amended on April 20, 1995, January 26, 1996, and July 8, 1996 is amended to read as follows:


                                         ARTICLE IV

   a. The Corporation is authorized to issue a total of one billion shares of Common Stock, with a par value of $.001 per share. Seven hundred million of these shares have been authorized by the Board of Directors to be issued in seven separate series: one hundred million shares designated as Series A Common Stock of Wasatch Aggressive Equity Fund, one hundred million shares designated as Series B Common Stock of Wasatch Growth Fund, one hundred million shares designated as Series C Common Stock of Wasatch Hoisington U.S. Treasury Fund, one hundred million shares designated as Series D Common Stock of Wasatch Mid-Cap Fund, one hundred million shares designated as Series E Common Stock of Wasatch Micro-Cap Fund, one hundred million shares designated as Series F Common Stock of Wasatch World Wide Fund, and two hundred million shares designated as Series G Common Stock of Wasatch Micro-Cap Value Fund. There are no restrictions on the transfer of shares.

3. The foregoing amendment to the Articles of Incorporation was adopted on September 5, 1997, in accordance with the requirements of Sections 16-10a-1001 and 16-10a-1006 of the Utah Revised Business Corporation Act.

4. The foregoing amendment to the Articles of Incorporation has been adopted by the Corporation's Board of Directors without shareholder action, inasmuch as shareholder approval is not required for adoption of the amendment pursuant to Sections 16-10a-601, 16-10a-602 and 16-10a-1002 of the Utah Revised Business Corporation Act and the Corporation's Articles of Incorporation.

IN WITNESS WHEREOF, these Articles of Amendment of the Articles of Incorporation are hereby executed, effective as of this ___ day of September, 1997.


                                   WASATCH FUNDS, INC.


                                   ----------------------------
                                   Venice F. Edwards
                                   Secretary/Treasurer